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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name: LINCOLN LIFE FLEXIBLE PREMIUM VARIABLE LIFE ACCOUNT Y

Address of Principal Business Office (No. & Street, City, State Zip Code):
1300 SOUTH CLINTON STREET,  FT. WAYNE, INDIANA 46802

Telephone Number (including area code):
219 455 2000

Name and address of agent for service of process:
ELIZABETH FREDERICK, ESQUIRE, 200 EAST BERRY STREET, FT. WAYNE, IN 46802

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing for Form N-8A:
YES /x/   No / /

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940 the depositor/sponsor, The Lincoln National Life Insurance Company, of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Hartford and the State of Connecticut on the 31st day of January, 2002.


[Seal]                                LINCOLN LIFE FLEXIBLE PREMIUM
                                      VARIABLE LIFE ACCOUNT Y
                                      (Name of Registrant)

                                      BY: THE LINCOLN NATIONAL LIFE INSURANCE
                                      COMPANY
                                      (Name of sponsor, trustee or custodian)


 /s/ Jeremy Sachs                        /s/ Gary W. Parker
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Attest: Jeremy Sachs                   By Gary W. Parker
                                       Senior Vice President